Exhibit 99.1

News Release

20 S. Wacker Drive, Chicago, IL 60606-7499    www.cme.com

Media Contacts
Anita Liskey, 312.466.4613
William Parke, 312.930.3467
news@cme.com

Investor Contact
John Peschier, 312.930.8491
CME-E

Chicago Mercantile Exchange Holdings Inc. Reports Record Revenues and Profits; Net Income Grew 42 Percent in First-Quarter 2007

•	Diluted earnings per share rose 41 percent to a record $3.69

•	Quarterly volume records reached in all product lines

•	First-quarter processing services revenue increased 92 percent to a record $35 million

CHICAGO, April 24, 2007 – Chicago Mercantile Exchange Holdings Inc. (NYSE, NASDAQ: CME) today reported a 32 percent increase in total revenues to a record $332 million and a 42 percent increase in net income to a record $130 million for first-quarter 2007 compared with first-quarter 2006. Diluted earnings per share rose 41 percent to a record $3.69 from $2.61.

Average daily volume reached a record 6.5 million contracts during first-quarter 2007, a 30 percent increase from first-quarter 2006. Trading on the CME Globex electronic trading platform grew 40 percent to a record 4.8 million contracts per day in first-quarter 2007 from 3.4 million per day in first-quarter 2006. Electronic volume represented 75 percent of total CME volume in the quarter. Total first-quarter options volume averaged 1.3 million contracts per day, up 20 percent compared with first-quarter 2006. Electronic options volume averaged a record 165,000 contracts per day for the quarter, more than doubling from the same period a year ago. In an effort to build on this record options volume, CME deployed advanced user defined spread functionality and announced a pricing incentive program to encourage electronic trading.

“During the first quarter, we surpassed volume records in all our products lines, leading to the strongest top-line, quarter-over-quarter growth since 2004 and resulting in record earnings and cash flow,” said CME Executive Chairman Terry Duffy. “In addition, we processed record volumes for the Chicago Board of Trade and the New York Mercantile Exchange. The energy volume traded on the CME Globex platform for NYMEX surged to a record 584,000 contracts per day during the first quarter, making it the highest quarterly electronic energy volume ever traded on any exchange. NYMEX volume has increased to 637,000 electronic energy contracts per day in April, widening our lead over the next nearest electronic energy competitor.”

“In addition to delivering tremendous results in our core business, we are making significant progress on other strategic initiatives designed to meet the unique needs of market users around the world, including expansion into the two largest over-the-counter markets,” said CME Chief Executive Officer Craig Donohue. “In March, we successfully launched trading through FXMarketSpace, our joint venture with Reuters, to serve the global OTC foreign exchange market, and next month we plan to launch a new dealer-to-client interest rate swaps platform to serve the U.S. denominated OTC swaps market. Further, in our continuing efforts to provide customers with the most innovative products, we recently announced three new offerings: futures on Lehman Brothers’ U.S. Aggregate Index, the pre-eminent benchmark debt index for the U.S. fixed income market; E-mini futures on the FTSE/Xinhua China 25 Index, making CME the first U.S. exchange to list futures on the Chinese equity market; and the first exchange-traded contract on a North American credit derivatives index.”

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Clearing and transaction fees increased 29 percent to $258 million, up from $201 million for first-quarter 2006, driven by quarterly volume records across all product lines. CME E-mini equity products showed particular strength, growing 40 percent from first-quarter 2006, driven by heightened volatility. FX volume rose 36 percent during the quarter to a record 555,000 contracts per day. In March, CME traded a record $80 billion per day of notional value in foreign exchange.

During the quarter, CME Clearing handled record CBOT volumes of 3.9 million contracts per day, up 24 percent from the same period a year ago. NYMEX energy and metals volume on CME Globex averaged a record 675,000 contracts per day. This record volume drove all time high revenue from processing services, which rose 92 percent to a record $35 million. Additionally, quotation data fees were up 24 percent to $25 million.

Total expenses increased 17 percent to $132 million, driven by increased compensation, technology related and marketing expenses. The incremental expense in the first quarter for CME’s non-organic growth initiatives, the CBOT merger, Swapstream, and FXMarketSpace totaled $5.7 million compared to first-quarter 2006. Capital expenditures, including capitalized software development costs, were $15 million in first-quarter 2007, excluding leasehold improvement allowances.

First-quarter income before income taxes was $215 million, an increase of 43 percent from $151 million for the year-ago period. The company’s operating margin was a record 60 percent, compared with 55 percent for the same period last year. Operating margin is defined as operating income as a percentage of total revenues.

CME’s working capital increased by approximately $90 million during the first quarter, to $1.4 billion at March 31, 2007.

CME will hold a conference call to discuss first-quarter results at 8:30 a.m. Eastern Time today. A live audio Webcast of the call will be available on the Investor Relations section of CME’s Web site at www.cme.com. An archived recording will be available for up to two months after the call.

All references to volume and rate per contract information in the text of this document exclude our non-traditional TRAKRS products, for which CME receives significantly lower clearing fees than other CME products, CME Auction Markets products and Swapstream products.

Chicago Mercantile Exchange Holdings Inc. became the first publicly traded U.S. financial exchange on Dec. 6, 2002. The company was added to the S&P 500® Index on August 10, 2006, and the Russell 1000® Index on July 1, 2003. It is the parent company of Chicago Mercantile Exchange Inc. (www.cme.com), the largest and most diverse financial exchange in the world. As an international marketplace, CME brings together buyers and sellers on its CME Globex electronic trading platform and on its trading floors. CME offers futures and options on futures primarily in interest rates, equities, foreign exchange and commodities.

The Globe Logo, Chicago Mercantile Exchange®, CME®, E-mini®, Globex®, Swapstream® and CME Auction Markets™ are trademarks of CME. Other trade names, service marks, trademarks and registered trademarks that are not proprietary to Chicago Mercantile Exchange Inc. are the property of their respective owners, and are used herein under license. Further information about CME and its products is available on the CME Web site at www.cme.com.

Statements in this news release that are not historical facts are forward-looking statements. These statements are not guarantees of future performance and involve risks, uncertainties and assumptions that are difficult to predict. Therefore, actual outcomes and results may differ materially from what is expressed or implied in any forward-looking statements. Among the factors that might affect our performance are: our ability to obtain the required approvals for our proposed merger with CBOT Holdings, Inc. and our ability to realize the benefits and control the costs of the proposed transaction; increasing competition by foreign and domestic competitors, including

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new entrants into our markets; our ability to keep pace with rapid technological developments, including our ability to complete the development and implementation of the enhanced functionality required by our customers; our ability to continue introducing competitive new products and services on a timely, cost-effective basis, including through our electronic trading capabilities, and our ability to maintain the competitiveness of our existing products and services; our ability to adjust our fixed costs and expenses if our revenues decline; our ability to continue to realize the benefits of our transaction processing services provided to third parties; our ability to maintain existing customers and attract new ones; our ability to expand and offer our products in foreign jurisdictions; changes in domestic and foreign regulations; changes in government policy, including policies relating to common or directed clearing; the costs associated with protecting our intellectual property rights and our ability to operate our business without violating the intellectual property rights of others; our ability to generate revenue from our market data that may be reduced or eliminated by the growth of electronic trading; changes in our rate per contract due to shifts in the mix of the products traded, the trading venue and the mix of customers (whether the customer receives member or non-member fees or participates in one of our various incentive programs) and the impact of our tiered pricing structure; the ability of our financial safeguards package to adequately protect us from the credit risk of our clearing firms; changes in price levels and volatility in the derivatives markets and in underlying fixed income, equity, foreign exchange and commodities markets; economic, political and market conditions; our ability to accommodate increases in trading volume without failure or degradation of performance of our systems; our ability to execute our growth strategy and maintain our growth effectively; our ability to manage the risks and control the costs associated with our acquisition, investment and alliance strategy; industry and customer consolidation; decreases in trading and clearing activity; the imposition of a transaction tax on futures and options on futures transactions; and seasonality of the derivatives business. More detailed information about factors that may affect our performance may be found in our filings with the Securities and Exchange Commission, including our most recent Annual Report on Form 10-K, which is available in the Investor Information section of the CME Web site. We undertake no obligation to publicly update any forward-looking statements, whether as a result of new information, future events or otherwise.

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Chicago Mercantile Exchange Holdings Inc. and Subsidiaries

Consolidated Balance Sheets

(dollars in thousands)

	March 31, 2007	December 31, 2006
ASSETS
Current Assets:
Cash and cash equivalents	$1,139,793	$969,504
Collateral from securities lending	2,112,451	2,130,156
Marketable securities, including pledged securities	219,282	269,516
Accounts receivable, net of allowance	162,081	121,128
Other current assets	41,884	37,566
Cash performance bonds and security deposits	926,575	521,180

Total current assets	4,602,066	4,049,050
Property, net of accumulated depreciation and amortization	165,506	168,755
Other assets	118,947	88,700

Total Assets	$4,886,519	$4,306,505

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$30,955	$25,552
Payable under securities lending agreements	2,112,451	2,130,156
Other current liabilities	147,986	78,466
Cash performance bonds and security deposits	926,575	521,180

Total current liabilities	3,217,967	2,755,354
Other liabilities	39,040	32,059

Total liabilities	3,257,007	2,787,413
Shareholders’ equity	1,629,512	1,519,092

Total Liabilities and Shareholders’ Equity	$4,886,519	$4,306,505

Note: The consolidated balance sheets do not reflect the adoption of Financial Accounting Standards Board Interpretation No. 48, “Accounting for Uncertain Tax Positions.” The adjustment resulting from the adoption of this standard is being finalized. The impact, which will affect only current liabilities and stockholders’ equity, is not expected to be material. The adjustment will be reflected in the consolidated balance sheets filed with our Quarterly Report on Form 10-Q for the quarter ended March 31, 2007.

Note: Certain reclassifications have been made to the 2006 financial statements to conform to the presentation in 2007.

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Chicago Mercantile Exchange Holdings Inc. and Subsidiaries

Consolidated Statements of Income

(in thousands, except per share amounts)

	Quarter Ended March 31,
	2007	2006
Revenues
Clearing and transaction fees	$258,241	$200,797
Processing services	34,759	18,125
Quotation data fees	25,016	20,100
Access fees	5,461	4,878
Communication fees	2,016	2,226
Other	6,838	5,591

Total Revenues	332,331	251,717

Expenses
Compensation and benefits	56,400	49,837
Communications	9,079	7,848
Technology support services	8,892	7,262
Professional fees and outside services	9,172	8,131
Depreciation and amortization	19,989	17,387
Occupancy	8,827	7,248
Licensing and other fee agreements	7,035	5,932
Marketing, advertising and public relations	5,983	3,096
Other	6,347	6,134

Total Expenses	131,724	112,875

Operating Income	200,607	138,842

Non-Operating Income and Expense
Investment income	17,305	11,409
Securities lending interest income	32,890	27,736
Securities lending interest expense	(32,425)	(27,097)
Equity in losses of unconsolidated subsidiaries	(3,020)	(389)

Total Non-Operating	14,750	11,659

Income Before Income Taxes	215,357	150,501

Income tax provision	(85,329)	(59,088)

Net Income	$130,028	$91,413

Earnings per Common Share:
Basic	$3.73	$2.64
Diluted	3.69	2.61

Weighted Average Number of Common Shares:
Basic	34,851	34,581
Diluted	35,229	35,044

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	1Q 2006	2Q 2006	3Q 2006	4Q 2006	1Q 2007
Trading Days	62	63	63	63	62

Average Daily Volume (Round Turns, in Thousands)*

	1Q 2006	2Q 2006	3Q 2006	4Q 2006	1Q 2007
Interest rates	2,918	3,255	3,148	2,990	3,639
Equity E-mini	1,408	1,748	1,564	1,596	1,977
Equity standard-size	145	173	154	147	190
Foreign exchange	407	471	423	508	555
Commodities	80	81	78	72	93

Subtotal	4,958	5,728	5,367	5,313	6,454
TRAKRS	161	419	117	294	143

Total	5,119	6,147	5,484	5,607	6,597

Open outcry	1,467	1,657	1,517	1,293	1,578
Electronic (including TRAKRS)	3,595	4,441	3,917	4,261	4,958
Privately negotiated	57	49	50	53	61

Total	5,119	6,147	5,484	5,607	6,597

Transaction Fees (in Thousands)*

	1Q 2006	2Q 2006	3Q 2006	4Q 2006	1Q 2007
Interest rates	$89,194	$97,768	$98,306	$95,741	$110,950
Equity E-mini	62,183	76,889	70,194	71,111	86,571
Equity standard-size	12,859	15,493	12,947	13,271	16,631
Foreign exchange	31,616	33,212	30,576	34,752	38,176
Commodities	4,737	4,673	4,597	4,257	5,417

Subtotal	200,589	228,035	216,620	219,132	257,745
TRAKRS	208	384	244	344	180

Total	$200,797	$228,419	$216,864	$219,476	$257,925

Open outcry	$43,406	$50,067	$45,429	$41,710	$47,841
Electronic (including TRAKRS)	144,776	166,741	160,295	165,399	196,377
Privately negotiated	12,615	11,611	11,140	12,367	13,707

Total	$200,797	$228,419	$216,864	$219,476	$257,925

Average Rate Per Contract (RPC)*

	1Q 2006	2Q 2006	3Q 2006	4Q 2006	1Q 2007
Interest rates	$0.493	$0.477	$0.496	$0.508	$0.492
Equity E-mini	0.712	0.698	0.712	0.707	0.706
Equity standard-size	1.431	1.421	1.338	1.430	1.414
Foreign exchange	1.253	1.119	1.146	1.085	1.109
Commodities	0.953	0.921	0.939	0.942	0.944

Average (excluding TRAKRS)	$0.652	$0.632	$0.641	$0.655	$0.644
TRAKRS	0.021	0.015	0.033	0.019	0.020

Open outcry	$0.477	$0.480	$0.475	$0.512	$0.489
Electronic (excluding TRAKRS)	0.679	0.657	0.668	0.660	0.657
Privately negotiated	3.583	3.785	3.545	3.713	3.650

*	Note: All volume, transaction fee data, and rate per contract information exclude CME Auction Markets products and Swapstream products.

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